EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL DIRECT LENDING CORPORATION

Name	Jurisdiction
GDLC Funding LLC	Delaware
GDLC Holdings LLC	Delaware
GDLC Holdings Coinvest LLC	Delaware